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                                                                   EXHIBIT 99(a)

                                                                          , 1998

                           DEPOSITARY AGENT AGREEMENT

The Bank of New York
Corporate Trust Trustee Administration
101 Barclay Street -- 21st Floor
New York, New York 10286

Ladies and Gentlemen:

     Lehman Brothers and Merrill Lynch, on behalf of TU Acquisitions PLC (the "Company"), propose to make an offer (the "Offer") to purchase all outstanding shares of (x) 10p each in the share capital of The Energy Group ("TEG") in issue or allotted or issued prior to the date the Offer closes ("TEG Shares"), and (y) American Depositary Shares issued in respect of TEG Shares, each representing four TEG Shares ("TEG ADSs" and together with TEG Shares, "TEG Securities"), for cash (in pounds sterling or US dollars) and/or an appropriate number of shares of Texas Utilities Company common stock ("TUC Stock").

     The terms and conditions of the Offer as currently contemplated are set
forth in an Offer to Purchase, dated             , 1998 (the "Offer to
Purchase"), proposed to be distributed to all holders of the TEG Securities. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Offer to Purchase or the Letter of Transmittal to be delivered with the Offer to Purchase to record holders of the TEG Securities ("Letter of Transmittal").

     The Company hereby appoints The Bank of New York to act as depositary agent (the "US Depositary") in connection with the Offer. References hereinafter to "you" shall refer to The Bank of New York.

     The Offer is expected to be commenced by the Company on or about
  , 1998. The Letter of Transmittal accompanying the Offer to Purchase (or in the case of book-entry securities, the ATOP system) is to be used by the holders of the TEG Securities to accept the Offer and contains instructions with respect to the delivery of certificates for TEG Securities tendered in connection therewith.

     The Initial Offer Period shall expire at 10:00 P.M. (London Time) and 5:00
P.M. (New York City time), on             , 1998, or on such later date or time
to which the Company may extend the Offer (the "Initial Closing Date"). Subject to the terms and conditions set forth in the Offer to Purchase, the Company expressly reserves the right to extend the Offer from time to time and may extend the Offer by giving oral (confirmed in writing) or written notice to you
before        (London Time) or 9:00 A.M. (New York City time), on the business day following the previously scheduled Initial Closing Date.

     The Company expressly reserves the right to amend or terminate the Offer, and not to accept for exchange or purchase any TEG Securities not theretofore accepted for exchange or purchase, upon the occurrence of any of the conditions of the Offer specified in the Offer to Purchase. The Company will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

     In carrying out your duties as US Depositary, you are to act in accordance with the following instructions:

     1. You will perform such duties and only such duties as are specifically set forth in the Offer to Purchase and in the Letter of Transmittal or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith and without negligence be discharged by the foregoing.

     2. You will establish an account with respect to the TEG Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of the Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's
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systems may make book-entry delivery of the TEG Securities by causing the
Book-Entry Transfer Facility to transfer such TEG Securities into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. The amount shall be maintained until all TEG Securities tendered pursuant to the Offer to Purchase shall have been accepted for payment and transferred to or to the order of the Company or have been returned.

     3. You are to examine each of the Letters of Transmittal and certificates for TEG Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the TEG Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the TEG Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for TEG Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

     4. With the approval of the President, Senior Vice President, Executive Vice President, any Vice President or the Treasurer of the Company (such approval, if given orally, to be confirmed in writing) or any other party designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of TEG Securities pursuant to the Offer.

     5. Tenders of TEG Securities may be made only as set forth in the Letter of Transmittal and in the Offer to Purchase, and TEG Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph 5, TEG Securities which the President, Senior Vice President, Executive Vice President, any Vice President or the Treasurer of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

     6. You shall advise the Company with respect to any TEG Securities received subsequent to the Initial Closing Date and accept its instructions with respect to disposition of such TEG Securities.

     7. You shall accept tenders:

          a. in cases where the TEG Securities are registered in two or more names only if signed by all named holders;

          b. in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

          c. from persons other than the registered holder of TEG Securities provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

You shall accept partial tenders of TEG Securities when so indicated and as permitted in the Letter of Transmittal and deliver certificates for TEG Securities to the transfer agent for split-up and return any untendered TEG Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Offer.

     8. Upon satisfaction or waiver of all of the conditions to the Offer, the Company will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Initial Closing Date, of all TEG Securities properly tendered and you will assist the Company with respect to the purchase of such TEG Securities and/or exchange of such TEG Securities for TUC Stock. Payment for TEG Securities duly tendered and purchased pursuant to the Offer will be made by check and delivery of TUC Stock on behalf of the Company as provided in the Offer to Purchase; provided, however, that in all cases, TEG Securities tendered pursuant to the Offer will be exchanged or purchased only after timely receipt by you of certificates for such TEG Securities (or timely confirmation of book-entry transfer into your account at the Book-Entry

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Transfer Facility), a properly completed and duly executed Letter of Transmittal
(or facsimile thereof) with any required signature guarantees and any other required documents (or receipt of a proper Agent's Message through the ATOP System). Immediately available funds will be deposited with you on the day checks are mailed or delivered by you. After such payment and any delivery of TUC Stock, you shall promptly transfer and deliver all TEG Securities purchased pursuant to the Offer to Purchase to or to the order of the Company, together with your statements for any applicable transfer taxes or other expenses to be paid by the Company and any other documents reasonably requested by the Company, including a certificate by you indicating the number of TEG Securities validly tendered and purchased, all in accordance with written instructions from the Company.

     9. TEG Securities tendered pursuant to the Offer may be withdrawn at any time prior to the end of the Initial Offer Period.

     10. The Company shall not be required to exchange or purchase any TEG Securities tendered if any of the conditions set forth in the Offer are not met. Notice of any decision by the Company not to exchange or purchase any TEG Securities tendered shall be given (and confirmed in writing) by the Company to you.

     11. If, pursuant to the Offer, the Company does not accept for exchange or purchase all or part of the TEG Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Offer to Purchase or otherwise, you shall as soon as practicable after the expiration or termination of the Offer return those certificates for unaccepted TEG Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them (or effected such book-entry transfer).

     12. All certificates for reissued or unpurchased TEG Securities, unaccepted TEG Securities or for TEG Securities and all checks or drafts for purchased TEG Securities shall be forwarded by (a) first-class mail under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such checks, drafts and certificates or (b) by registered mail insured separately for the replacement value of each of such checks, drafts and certificates.

     13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

     14. As US Depositary hereunder you:

          a. shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing between you and the Company;

          b. will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the TEG Securities represented thereby deposited with you pursuant to the Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Offer;

          c. shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

          d. may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

          e. may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

          f. may rely on and shall be protected in acting upon written or oral instructions from any officer of the Company;

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          g. may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

          h. shall not advise any person tendering TEG Securities pursuant to the Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any TEG Securities.

     15. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Offer to Purchase, Letter of Transmittal and the Notice of Guaranteed Delivery (as described in the Offer to Purchase) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Offer shall be directed to the Company, Attention: Treasurer.

     16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the Treasurer of the Company and such other person or persons as it may request, daily (and more frequently during the week immediately preceding the Initial Closing Date and if otherwise requested) up to and including the Initial Closing Date, as to the principal amount of TEG Securities which have been tendered pursuant to the Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Initial Closing Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Initial Closing Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Offer. You shall prepare a final list of all persons whose tenders were accepted, the amount of TEG Securities tendered and the amount of TEG Securities accepted and deliver said list to the Company.

     17. Letters of Transmittal, book-entry confirmations and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and
other surplus materials by returning them to                at the Company.

     18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for purchase of TEG Securities and the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

     19. For services rendered as US Depositary hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto.

     20. You hereby acknowledge receipt of the Offer to Purchase and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Offer to Purchase and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as US Depositary, which shall be controlled by this Agreement.

     21. The Company covenants and agrees to indemnify and hold you harmless in your capacity as US Depositary hereunder against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reasonable

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reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of TEG Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of TEG Securities; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence or willful misconduct. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit, and so long as you shall have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Company.

     22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required to deduct 31% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

     23. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the transfer of TEG Securities, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the transfer of TEG Securities; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

     24. This Agreement and your appointment as US Depositary hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

     25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

     28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

     If to the Company:

       TU Acquisitions PLC
        [Address]

        Facsimile:
       Attention: Treasurer

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     If to the US Depositary:

       By Mail:
       The Bank of New York
       Tender & Exchange Department
       P.O. Box 11248
       Church Street Station
       New York, New York 10286-1248

       By Hand or Overnight Courier:
       The Bank of New York
       Tender & Exchange Department
       101 Barclay Street
       Receive and Deliver Window
       New York, New York 10286

Telephone: (888) 460-7637
Facsimile: (212) 815-6213

     29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Initial Closing Date. Notwithstanding the foregoing, Paragraphs 19, 21 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for TEG Securities and TUC Stock, funds or property then held by you as US Depositary under this Agreement.

     30. This Agreement shall be binding and effective as of the date hereof.

     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                            TU ACQUISITIONS PLC

                                            By:
                                              ----------------------------------
                                              Name:
                                              Title:

Accepted as of the date
first above written:

THE BANK OF NEW YORK, as US Depositary

By:
    -----------------------------------------------------
    Name:
    Title:

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                                   SCHEDULE I

                                      FEES

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